EXHIBIT 99.1

FOR IMMEDIATE RELEASE: 22 December 2016

Patent Office Allows Authentication Claims in Tautachrome’s KlickZie Technology Patent

ORO VALLEY, Ariz., Dec. 22, 2016 (GLOBE NEWSWIRE) Tautachrome, Inc. (OTCQB: TTCM) today announced that it has been informed by its patent attorney, Benjamin Urcia of the patent firm Bacon & Thomas in Alexandria, Virginia, that all of the currently pending authentication claims in its authentication patent (Application # 61-691,096) have been allowed by the US Patent Office.

“This is extremely good news for the Company and its investors,” said Tautachrome CEO, Dr. Jon N Leonard. “The KlickZie authentication technology has been in the Patent Office since August 20, 2013. Our patent attorney, Mr. Urcia, met with the patent examiner yesterday to discuss claims allowance, which resulted in this achievement. I am not surprised that it has taken a long time to emerge with an allowance because authentication technology is complex and is opening a brand-new area of thinking about the meaning of authentication. I want to congratulate the other inventors on this patent for their original work and for their patient waiting: Matthew W. Staker, Robert P. Gille, Joel C. Sercel and Jeffery S. Davis.”

Mr. Urcia was notified by Mr. Abu Sholeman, US Patent Office Primary Examiner, that notice of allowance from the Patent Office is expected before Christmas. Mr. Urcia informed the Company that publication and issuance of the patent will likely occur in the 3 to 6-week time frame after notice of allowance.

To expedite allowance of the authentication claims, other claims relating to image capture in the smartphone have been cancelled from the present application to be put into one or more continuation or divisional applications which will have the same effective original filing date as the present patent and will be worked out between the Company and the Patent office over future months. In addition, we plan to include in the continuation or divisional applications new claims covering further inventive features and aspects of the authentication method and system.

Regarding these other claims, Dr. Leonard stated “Our main aim is the present authentication patent. Other claims and new are valid and will be pursued diligently by the Company, but we have everything we need to begin a constant and aggressive campaign to introduce the Company and our KlickZie technology to potential investors and to vital leaders in corporate America, and to continue presenting refined business models for corporations in the deployment of KlickZie into their organizations.

Mr. Eric McRae, Tautachrome’s Business Operations Manager added “This patent is the other Christmas gift under the tree for our investors. Happy Holidays to you all!”

About Tautachrome, Inc.

Tautachrome, Inc. (OTCQB:TTCM) is an emerging growth company in the developing digital imagery technology sector. Tautachrome is an Internet technology development company with operations in America and Australia. Tautachrome has revolutionary patents pending, including Talk-to-the-Picture social networking and trustable imagery-based interaction.

Forward-Looking Statements: Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ materially from those projected in forward-looking statements include, but are not limited to, general business conditions, managing growth, and political and other business risks. All forward-looking statements are expressly qualified in their entirety by this paragraph and the risks and other factors detailed in Tautachrome's reports filed with the Securities and Exchange Commission. Tautachrome undertakes no duty to update these forward-looking statements.

Contact: Tautachrome, Inc.
520.318.5578
Web: www.tautachrome.com

Paul Knopick

pknopick@eandecommunications.com